Filed Pursuant to rule 424(b)(5)
Registration Statement No. 333-96685

PROSPECTUS SUPPLEMENT
October 24, 2003
(To Prospectus dated July 31, 2002)

$650,000,000

Safeway Inc.

$150,000,000 Floating Rate Notes Due 2005

$200,000,000 2.50% Notes Due 2005
$300,000,000 4.125% Notes Due 2008

     Interest on the Floating Rate Notes Due 2005 will be equal to LIBOR plus 0.470% and will reset quarterly. Interest on the Floating Rate Notes Due 2005 is payable on February 1, May 1, August 1 and November 1 of each year, beginning on February 1, 2004. The 2.50% Notes Due 2005 and the 4.125% Notes Due 2008 will bear interest at the rate of 2.50% and 4.125% per year, respectively. Interest on the 2.50% Notes Due 2005 and 4.125% Notes Due 2008 is payable on May 1 and November 1 of each year, beginning on May 1, 2004. The Floating Rate Notes Due 2005 and the 2.50% Notes Due 2005 will mature on November 1, 2005. The 4.125% Notes Due 2008 will mature November 1, 2008. We may redeem some or all of the 4.125% Notes Due 2008 at any time and from time to time at a redemption price as described under the caption “Description of the Notes — Optional Redemption of 4.125% Notes Due 2008.” We may not redeem the Floating Rate Notes Due 2005 or the 2.50% Notes Due 2005 before maturity.

     The notes will be unsecured senior obligations and will rank equally with all of our other unsecured senior indebtedness from time to time outstanding. The notes will be issued only in denominations of $1,000 and in integral multiples of $1,000.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public Offering	Underwriting	Proceeds to
	Price(1)	Discount	Safeway(2)

Per Floating Rate Note Due 2005	100.00%	0.250%	99.750%
Total	$150,000,000	$375,000	$149,625,000
Per 2.50% Note Due 2005	99.782%	0.250%	99.532%
Total	$199,564,000	$500,000	$199,064,000
Per 4.125% Note Due 2008	99.959%	0.600%	99.359%
Total	$299,877,000	$1,800,000	$298,077,000

(1)	Plus accrued interest from October 29, 2003 if settlement occurs after that date.

(2)	Before expenses.

      The underwriters are offering the notes subject to various conditions. The underwriters expect to deliver the notes to purchasers on or about October 29, 2003 in book-entry form only through the facilities of the Depository Trust Company.

Joint Book-Running Managers

Banc of America Securities LLC	Banc One Capital Markets, Inc.

Barclays Capital

Deutsche Bank Securities

JPMorgan

Wachovia Securities

BNY Capital Markets, Inc.

McDonald Investments Inc.

U.S. Bancorp Piper Jaffray

      You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

      In this prospectus supplement and the accompanying prospectus, unless otherwise indicated, the “Company,” “we,” “us” and “our” refer to Safeway Inc. and its subsidiaries.

FORWARD-LOOKING STATEMENTS

      This prospectus supplement, the accompanying prospectus and the documents that we incorporate by reference contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to, among other things, same-store sales, capital expenditures, acquisitions, loss on sale of Dominick’s and related tax benefits, share repurchases, improvements in operations, gross margin and costs, shrink reduction efforts, centralization of operations, the valuation of goodwill and our investments in other companies and debt reductions and are indicated by words or phrases such as “estimates,” “on-going,” “expects,” “comfortable,” “guidance,” “management believes,” the Company believes,” “the Company intends,” “we believe,” “we intend,” and similar words or phrases. These statements are based on our current plans and expectations and involve risks and uncertainties. The following are among the principal factors that could cause actual results to differ materially from the forward-looking statements:

•	general business and economic conditions in our operating regions, including the rate of inflation, consumer spending levels, population, employment and job growth in our markets;

•	pricing pressures and competitive factors, which could include pricing strategies, store openings and remodels by our competitors;

•	results of our programs to control or reduce costs, including our ability to implement our programs to centralize buying and merchandising and realize savings from that action and the operating effects of implementing that program;

•	results of our programs to reduce and control shrink;

•	results of our programs to increase sales, including our pricing, promotional programs and private-label sales;

•	results of our programs to improve capital management;

•	the ability to integrate any companies we acquire and achieve operating improvements at those companies;

•	various risks and uncertainties concerning the planned sale of Dominick’s (including whether Safeway is able to dispose of Dominick’s, the timing and manner of sale, the price paid, the terms of the sale, changes in tax law, and review by taxing authorities);

•	changes in financial performance of other companies in which we have investments, including GroceryWorks and the amount of any inventory adjustment at Casa Ley;

•	increases in labor costs and relations with union bargaining units representing our employees or employees of third-party operators of our distribution centers and the effect of labor strikes, including the current strike in Southern California;

•	changes in state or federal legislation, regulation or judicial developments;

•	the cost and stability of power sources;

•	opportunities or acquisitions that we pursue;

•	the availability and timely delivery of perishables and other products;

•	market valuation assumptions and internal projections of future operating results which affect the valuation of goodwill;

•	the rate of return on our pension assets; and

•	the availability and terms of financing.

Consequently, actual events and results may vary significantly from those included in or contemplated or implied by such statements.

PROSPECTUS SUPPLEMENT SUMMARY

The Company

      We are one of the largest food and drug retailers in North America. As of September 6, 2003, we operated 1,702 stores in the Western, Southwestern, Rocky Mountain, Midwestern and Mid-Atlantic regions of the United States and in western Canada. In support of our stores, we have an extensive network of distribution, manufacturing and food processing facilities. We also hold a 49% interest in Casa Ley, S.A. de C.V. which, as of September 30, 2003, operated 106 food and general merchandise stores in western Mexico. In addition, we have a strategic alliance with and a 53.1% ownership interest in GroceryWorks Holdings, Inc., an internet grocer.

      During 2003, we expect to make capital expenditures of approximately $1.1 billion, open 35 to 40 new stores, complete approximately 100 remodels and have square footage growth in the range of 1.5% to 2.0%.

      On October 11, 2003, seven UFCW local unions struck our 292 Vons and Pavilions stores in Southern California. We have developed and executed contingency plans to continue to operate the stores with replacement workers and management personnel. While the strike may have a significant impact on our results of operations for 2003, we do not expect the dispute to have a significant impact on our financial position.

      In order to enhance the performance of our operations, we intend to continue to focus on three key priorities: (1) increasing sales; (2) controlling costs; and (3) improving capital management.

      Our principal executive offices are located at 5918 Stoneridge Mall Road, Pleasanton, California 94588, and our telephone number is (925) 467-3000.

The Offering

Floating Rate Notes Due 2005

Securities Offered	$150,000,000 aggregate principal amount of Floating Rate Notes Due 2005.

Maturity Date	The notes will mature on November 1, 2005.

Interest Rate	LIBOR plus 0.470% per year, accruing from October 29, 2003.

Interest Payment Dates	February 1, May 1, August 1 and November 1, commencing February 1, 2004.

2.50% Notes Due 2005

Securities Offered	$200,000,000 aggregate principal amount of 2.50% Notes Due 2005.

Maturity Date	The notes will mature on November 1, 2005.

Interest Rate	2.50% per year, accruing from October 29, 2003.

Interest Payment Dates	May 1 and November 1, commencing May 1, 2004.

4.125% Notes Due 2008

Securities Offered	$300,000,000 aggregate principal amount of 4.125% Notes Due 2008.

Maturity Date	The notes will mature on November 1, 2008.

Interest Rate	4.125% per year, accruing from October 29, 2003.

Interest Payment Dates	May 1 and November 1, commencing May 1, 2004.

Optional Redemption	We may redeem some or all of the 4.125% Notes Due 2008 at any time and from time to time at a redemption price as described under the caption “Description of the Notes — Optional Redemption of 4.125% Notes Due 2008.”

Certain Common Terms of the Notes

Covenants	The indenture contains covenants that limit our ability and our subsidiaries’ ability to incur liens securing our indebtedness and to engage in sale and leaseback transactions. See “Description of the Notes — Covenants.”

No Limitation on Incurrence of New Debt	The indenture does not limit the amount of debt that we may issue or provide holders any protection should we be involved in a highly leveraged transaction.

Ranking	The notes will be unsecured senior obligations and will rank equally with our other unsecured senior indebtedness from time to time outstanding.

USE OF PROCEEDS

      We anticipate our net proceeds from the sale of these notes to be approximately $646.4 million after deducting underwriting discounts and commissions and estimated offering expenses. We expect to use the net proceeds to repay borrowings under our commercial paper program. As of September 6, 2003, the weighted average interest rate on borrowings under our U.S. commercial paper program was 1.17% per annum. We subsequently intend to repay $400.0 million aggregate principal amount of our 3.625% Senior Notes, which are due on November 5, 2003 and $350.0 million aggregate principal amount of our 6.05% Senior Notes, which are due on November 15, 2003, with borrowings under our commercial paper program.

      Pending application for the foregoing purposes, the net proceeds from this offering will be invested in short-term interest bearing instruments or other investment grade securities.

      Certain of the underwriters or their affiliates are dealers under our commercial paper program, borrowings under which are to be repaid in part with the net proceeds from this offering.

CAPITALIZATION

      The following table sets forth our short-term debt and capitalization as of September 6, 2003, as adjusted to give effect to this offering of notes and the application of the net proceeds therefrom to repay borrowings under our commercial paper program. You should read this table in conjunction with our consolidated financial statements and accompanying notes which we incorporate herein by reference. See “Where You Can Find More Information” in the accompanying prospectus.

	September 6, 2003

	Actual	As Adjusted

	(in millions)
Short-Term Debt	$878.1	$878.1

Long-Term Debt
Bank credit agreement	—	—
Commercial paper	903.9	253.9
Securities offered hereby	—	650.0
Other long-term debt	5,145.4	5,145.4
Obligations under capital leases	528.2	528.2

Total long-term debt	6,577.5	6,577.5

Stockholders’ equity
Common stock: par value $0.01 per share; 1,500 shares authorized; 573.5 shares outstanding(1)	5.7	5.7
Additional paid-in capital	3,308.3	3,308.3
Accumulated other comprehensive income	32.0	32.0
Retained earnings	4,813.6	4,813.6

	8,159.6	8,159.6
Less: Treasury stock at cost; 131.5 shares	(3,893.5)	(3,893.5)
Total stockholders’ equity	4,266.1	4,266.1
Total capitalization	$10,843.6	$10,843.6

(1)	Does not include up to 22,050,367 shares of common stock issuable upon exercise of outstanding stock options.

DESCRIPTION OF THE NOTES

      The following description of the terms of the notes (referred to in the accompanying prospectus as the “debt securities”) supplements, and to the extent inconsistent replaces, the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus.

      We will issue the notes under an indenture between us and The Bank of New York, as trustee. The notes will constitute three different series of debt securities described in the accompanying prospectus. We have summarized select portions of the indenture below. The summary is not complete and is qualified by reference to the indenture. Capitalized terms not otherwise defined herein have the meanings given them in the accompanying prospectus or the indenture.

      In this section, “we,” “our” and “us” mean Safeway Inc. excluding, unless the context otherwise requires or as otherwise expressly stated, our subsidiaries.

      Each series of notes is being sold separately and not as a unit.

General

      The Floating Rate Notes Due 2005 will initially be limited to $150,000,000 aggregate principal amount and will mature on November 1, 2005. See “— Interest on the Floating Rate Notes Due 2005.” The 2.50% Notes Due 2005 will initially be limited to $200,000,000 aggregate principal amount and will mature on November 1, 2005. The 4.125% Notes Due 2008 will initially be limited to $300,000,000 aggregate principal amount and will mature on November 1, 2008. The 2.50% Notes Due 2005 and the 4.125% Notes Due 2008 will bear interest from October 29, 2003 at the respective rates shown on the front cover of this prospectus supplement. Interest on the 2.50% Notes Due 2005 and the 4.125% Notes Due 2008 will be payable on May 1 and November 1 of each year, commencing May 1, 2004, to the persons in whose names the notes are registered on the preceding April 15 and October 15, respectively. Interest on the 2.50% Notes Due 2005 and the 4.125% Notes Due 2008 will be computed on the basis of a 360-day year consisting of twelve 30-day months. The notes will be our senior unsecured obligations and will be issued in denominations of $1,000 and integral multiples of $1,000.

      We may, from time to time, without notice to or the consent of the holders of the notes, increase the principal amount of the Floating Rate Notes Due 2005, the 2.50% Notes Due 2005 and/or the 4.125% Notes Due 2008 under the indenture and issue such increased principal amount (or any portion thereof), in which case any additional notes so issued shall have the same form and terms (other than the date of issuance and, under certain circumstances, the date from which interest thereon shall begin to accrue and the first interest payment date), and shall carry the same right to receive accrued and unpaid interest, as the notes previously issued, and such additional notes shall form a single series with the Floating Rate Notes Due 2005, the 2.50% Notes Due 2005 or the 4.125% Notes Due 2008, as applicable.

      We will pay principal and interest on the notes, register the transfer of notes and exchange the notes at our office or agency maintained for that purpose (which initially will be the office of the trustee located at 101 Barclay Street, 8W, New York, New York 10286, Attention: Corporate Trust Administration). So long as the notes are represented by global debt securities, the interest payable on the notes will be paid to Cede & Co., the nominee of the Depositary, or its registered assigns as the registered owner of such global debt securities, by wire transfer of immediately available funds on each of the applicable interest payment dates. If any of the notes are no longer represented by a global debt security, we have the option to pay interest by check mailed to the address of the person entitled to the interest. No service charge will be made for any transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable.

Interest on the Floating Rate Notes Due 2005

      Interest on the Floating Rate Notes Due 2005 will be equal to LIBOR plus 0.470% and will be reset quarterly. We will pay interest on the Floating Rate Notes Due 2005 quarterly in arrears on each February 1, May 1, August 1 and November 1, beginning on February 1, 2004.

      If any of the interest payment dates listed above falls on a day that is not a business day, we will postpone the interest payment date to the next succeeding business day unless that business day is in the next succeeding calendar month, in which case the interest payment date will be the immediately preceding business day. Interest on the Floating Rate Notes Due 2005 will be computed on the basis of a 360-day year for the actual number of days elapsed.

      Interest on the Floating Rate Notes Due 2005 will accrue from, and include, October 29, 2003, to, and excluding, the first interest payment date and then from, and including, the immediately preceding interest payment date to which interest has been paid or duly provided for to, but excluding, the next interest payment date or the maturity date, as the case may be. We will refer to each of these periods as an “interest period.” The amount of accrued interest that we will pay for any interest period can be calculated by multiplying the face amount of the Floating Rate Notes Due 2005 by an accrued interest factor. This accrued interest factor is computed by adding the interest factor calculated for each day from October 29, 2003, or from the last date we paid interest to you, to the date for which accrued interest is being calculated. The interest factor for each day is computed by dividing the interest rate applicable to that day by 360. If the maturity date of the Floating Rate Notes Due 2005 falls on a day that is not a business day, we will pay principal and interest on the next succeeding business day, but we will consider that payment as being made on the date that the payment was due to you. Accordingly, no interest will accrue on the payment for the period from and after the maturity date to the date we make the payment to you on the next succeeding business day. The interest payable by us on a Floating Rate Note Due 2005 on any interest payment date, subject to certain exceptions, will be paid to the person in whose name the Floating Rate Note Due 2005 is registered at the close of business on the fifteenth calendar day, whether or not a business day, immediately preceding the interest payment date. However, interest that we pay on the maturity date will be payable to the person to whom the principal will be payable.

      When we use the term “business day,” we mean any day except a Saturday, a Sunday or a legal holiday in the City of New York on which banking institutions are authorized or required by law, regulation or executive order to close; provided that the day is also a London business day. “London business day” means any day on which dealings in United States dollars are transacted in the London interbank market.

      The interest rate on the Floating Rate Notes Due 2005 will be calculated by the calculation agent appointed by us and will be equal to LIBOR plus 0.470% except that the interest rate will not exceed the rate permitted by applicable law. The interest determination date for an interest period will be the second London business day preceding such interest period. Promptly upon determination, the calculation agent will inform the trustee of the interest rate for the next interest period. Absent manifest error, the determination of the interest rate by the calculation agent will be binding and conclusive on the holders of the Floating Rate Notes Due 2005.

      “LIBOR” will be determined by the calculation agent in accordance with the following provisions:

(i) With respect to any interest determination date, LIBOR will be the rate for deposits in United States dollars having a maturity of three months commencing on the first day of the applicable interest period that appears on Moneyline Telerate Page 3750 as of 11:00 a.m., London time, on that interest determination date. If no rate appears, then LIBOR, in respect to that interest determination date, will be determined in accordance with the provisions described in (ii) below.

(ii) With respect to an interest determination date on which no rate appears on Moneyline Telerate Page 3750, as specified in (i) above, the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent, to provide the calculation agent with its offered quotation for deposits in United States dollars for the period of three months, commencing on the first day of the applicable interest period, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that interest determination date and in a principal amount that is representative for a single transaction in United States dollars in that market at that time. If at least two quotations are provided, then LIBOR on that interest determination date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, then LIBOR on the interest determination date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., in the City of New York, on the interest determination date by three major banks in the City of New York selected by the calculation agent for loans in United States dollars to leading European banks, having a three-month maturity and in a principal amount that is representative for a single transaction in United States dollars in that market at that time; provided, however, that if the banks selected by the calculation agent are not providing quotations in the manner described by this sentence, LIBOR determined as of that interest determination date will be LIBOR in effect on that interest determination date.

      “Moneyline Telerate Page 3750” means the display designated as “Page 3750” on Moneyline Telerate, or any successor service, for the purpose of displaying the London interbank rates of major banks for United States dollars.

Optional Redemption of 4.125% Notes Due 2008

      The 4.125% Notes Due 2008 will be redeemable in whole or in part at any time and from time to time, at our option, at a redemption price equal to the greater of:

•	100% of the principal amount of the 4.125% Notes Due 2008 to be redeemed; or

•	the sum of the present values of the remaining scheduled payments of principal and interest on the 4.125% Notes Due 2008 to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the then current Treasury Rate plus 15 basis points.

In each case we will pay accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

      The Floating Rate Notes Due 2005 and the 2.50% Notes Due 2005 are not subject to redemption prior to maturity.

      “Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the 4.125% Notes Due 2008 to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such 4.125% Notes Due 2008.

      “Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

      “Independent Investment Banker” means one of the Reference Treasury Dealers that we appoint to act as the Independent Investment Banker from time to time.

      “Reference Treasury Dealer” means each of Banc of America Securities LLC and Banc One Capital Markets, Inc. and their respective successors, and two other firms that are primary U.S. Government securities dealers (each a “Primary Treasury Dealer”) which we specify from time to time; provided, however, that if any of them ceases to be a Primary Treasury Dealer, we will substitute another Primary Treasury Dealer.

      “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

      “Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

      Notice of redemption will be mailed at least 30 but not more than 60 days before the redemption date to each holder of record of the 4.125% Notes Due 2008 to be redeemed at its registered address. The notice of redemption for the 4.125% Notes Due 2008 will state, among other things, the amount of 4.125% Notes Due 2008 to be redeemed, the redemption date, the redemption price and the place or places that payment will be made upon presentation and surrender of 4.125% Notes Due 2008 to be redeemed. Unless we default in the payment of the redemption price, interest will cease to accrue on any 4.125% Notes Due 2008 that have been called for redemption at the redemption date.

Sinking Fund

      There is no provision for a sinking fund for the notes.

Leverage

      At September 6, 2003, on a pro forma basis after giving effect to this offering of notes and the application of the net proceeds of the offering of the notes as described under “Use of Proceeds,” we would have had approximately $7.5 billion of outstanding indebtedness and a ratio of total debt to stockholders’ equity of approximately 1.75 to 1.0. See “Capitalization.” We have indebtedness that is substantial in relation to our stockholders’ equity. Our ability to satisfy our obligations with respect to the notes will be dependent upon our future performance, which will be subject to financial and business conditions and other factors.

Ranking

      With respect to our assets, the notes will be senior unsecured indebtedness and will rank equal in right of payment with all of our other existing and future senior unsecured obligations, including our obligations under the Bank Credit Agreement (which is currently unsecured), and senior in right of payment to all of our existing and future subordinated debt. We conduct certain of our operations through direct and indirect wholly owned subsidiaries, including Canada Safeway Limited, Randall’s and Vons. Accordingly, we could be dependent on the earnings of our subsidiaries to meet our debt obligations, including the notes, if our future performance, excluding the operations of our subsidiaries, is not adequate to allow us to satisfy those obligations. Although such earnings may be available from our subsidiaries through dividends and payments on intercompany indebtedness, certain outstanding indebtedness of our subsidiaries in the future may restrict the payment of dividends to us. In addition, under applicable law, our subsidiaries may be limited in the amount that they are permitted to pay as dividends on their capital stock. Also as a result of this structure, the claims of holders of the notes effectively will be subordinated to the claims of creditors of these subsidiaries as to the assets of these subsidiaries, which claims include trade payables, obligations of Canada Safeway Limited under the Bank Credit Agreement and certain other indebtedness of these subsidiaries.

Covenants

Limitation on Liens

      The indenture provides that, with respect to each series of notes, we will not, nor will we permit any of our Subsidiaries to, create, incur, or permit to exist, any Lien on any of our or their respective properties or assets, whether now owned or hereafter acquired, or upon any income or profits therefrom, in order to secure any of our Indebtedness, without effectively providing that such series of notes shall be equally and ratably secured until such time as that Indebtedness is no longer secured by such Lien, except:

•	Liens existing as of the closing date of the offering of these notes (the “Closing Date”);

•	Liens granted after the Closing Date on any of our or our Subsidiaries’ assets or properties securing our Indebtedness created in favor of the holders of that series;

•	Liens securing our Indebtedness which is incurred to extend, renew or refinance Indebtedness which is secured by Liens permitted to be incurred under the indenture; provided that those Liens do not extend to or cover any of our or our Subsidiaries’ property or assets other than the property or assets securing the Indebtedness being refinanced and that the principal amount of such Indebtedness does not exceed the principal amount of the Indebtedness being refinanced;

•	Permitted Liens; and

•	Liens created in substitution of or as replacements for any Liens permitted by the clauses directly above, provided that, based on a good faith determination of one of our officers, the property or asset encumbered under any such substitute or replacement Lien is substantially similar in nature to the property or asset encumbered by the otherwise permitted Lien which is being replaced.

      Notwithstanding the foregoing, we and any of our Subsidiaries may, without securing any series of notes, create, incur or permit to exist Liens which would otherwise be subject to the restrictions set forth in the preceding paragraph, if after giving effect thereto and at the time of determination, Exempted Debt does not exceed the greater of (i) 10% of Consolidated Net Tangible Assets or (ii) $350,000,000.

Limitation on Sale and Lease-Back Transactions

      The indenture provides that we will not, nor will we permit any of our Subsidiaries to, enter into any sale and lease-back transaction for the sale and leasing back of any property or asset, whether now owned or hereafter acquired, of ours or any of our Subsidiaries, except such transactions:

•	entered into prior to the Closing Date;

•	for the sale and leasing back to us of any property or asset by one of our Subsidiaries;

•	involving leases for less than three years; or

•	in which the lease for the property or asset is entered into within 120 days after the later of the date of acquisition, completion of construction or commencement of full operations of such property or asset unless:

•	we or the Subsidiary would be entitled under the Limitation on Liens covenant above to create, incur or permit to exist a Lien on the assets to be leased in an amount at least equal to the Attributable Liens in respect of such transaction without equally and ratably securing the notes of that series; or

•	the proceeds of the sale of the assets to be leased are at least equal to their fair market value and the proceeds are applied to the purchase or acquisition (or in the case of real property, the construction) of assets or to the repayment of our or one of our Subsidiaries’ Indebtedness which by its terms matures not earlier than one year after the date of such repayment.

Consolidation, Merger and Sale of Assets

      The indenture provides that we may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person (a “successor person”) unless:

•	we are the surviving corporation or the successor person (if other than us) is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on each series of notes and under the indenture;

•	immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default shall have occurred and be continuing under the indenture; and

•	certain other conditions are met.

Events of Default

      In addition to the Events of Default set forth in the accompanying prospectus, the following is an Event of Default with respect to each series of notes: acceleration of $150,000,000 or more, individually or in the aggregate, in principal amount of our Indebtedness under the terms of the instrument under which that Indebtedness is issued or secured, except as a result of compliance with applicable laws, orders or decrees, if that Indebtedness is not discharged or the acceleration is not annulled within 10 days after written notice.

Defeasance

      The provisions described under “Description of Debt Securities — Defeasance of Debt Securities and Certain Covenants in Certain Circumstances” in the accompanying prospectus are applicable to the notes. If we effect covenant defeasance with respect to the notes of any series as described under the subcaption “— Defeasance of Debt Securities and Certain Covenants in Certain Circumstances” in the accompanying prospectus, then the Event of Default described above under “— Events of Default” and the covenants described above under “— Covenants,” as well as certain other covenants set forth in the indenture, will cease to be applicable to the notes of that series.

Book-Entry, Delivery and Form

      Each series of notes will be represented by one or more global debt securities that will be deposited with, or on behalf of, the Depositary and registered in the name of Cede & Co., the nominee of the Depositary.

      The Depositary has advised us and the underwriters that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

      The Depositary was created to hold securities of its participating organizations (“participants”) and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by the Depositary only through participants.

      Unless and until it is exchanged in whole or in part for certificated debt securities in definitive form, a global debt security may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor depositary or a nominee of such successor depositary.

      A further description of the Depositary’s procedures with respect to the notes is set forth in the accompanying prospectus under the heading “Description of Debt Securities — Transfer and Exchange — Global Debt Securities and Book-Entry System.”

Certain Definitions

      “Attributable Liens” means in connection with a sale and lease-back transaction the lesser of:

•	the fair market value of the assets subject to such transaction; and

•	the present value (discounted at a rate per annum equal to the average interest borne by all outstanding securities issued under the indenture (which may include securities in addition to the notes offered hereby) determined on a weighted average basis and compounded semi-annually) of the obligations of the lessee for rental payments during the term of the related lease.

      “Bank Credit Agreement” means the Credit Agreement dated as of May 24, 2001 among Safeway Inc. and Canada Safeway Limited, as borrowers, Deutsche Banc Alex. Brown Inc. and J.P. Morgan Securities Inc., as co-arrangers, The Bank of Nova Scotia, as administrative agent, Deutsche Bank AG New York Branch, The Chase Manhattan Bank, Bank of America, N.A. and Citicorp USA, Inc., as syndication agents, US Bank National Association, as documentation agent, and the other agents and lenders which are parties thereto, as such agreement may be amended (including any amendment, restatement, refinancing and successors thereof), supplemented or otherwise modified from time to time, including any increase in the principal amount of the obligations thereunder.

      “Capital Lease” means any Indebtedness represented by a lease obligation of a person incurred with respect to real property or equipment acquired or leased by such person and used in its business that is required to be recorded as a capital lease in accordance with GAAP.

      “Capital Stock” means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock.

      “Consolidated Net Tangible Assets” means the total amount of our and our Subsidiaries’ assets (less applicable depreciation, amortization and other valuation reserves) after deducting therefrom:

•	all of our and our Subsidiaries’ current liabilities; and

•	all goodwill, trade names, trademarks, patents, unamortized debt discount and expenses and other like intangibles, determined on a consolidated basis in accordance with GAAP.

      “Exempted Debt” means the sum of the following as of the date of determination:

•	our Indebtedness incurred after the Closing Date and secured by Liens not otherwise permitted by the first sentence under Limitation on Liens above; and

•	our and our Subsidiaries’ Attributable Liens in respect of sale and lease-back transactions entered into after the Closing Date, other than sale and lease-back transactions permitted by the limitation on sale and lease-back transactions set forth under Limitation on Sale and Lease-Back Transactions above.

      For purposes of determining whether or not a sale and leaseback transaction is “permitted” by Limitation on Sale and Lease-Back Transactions, the last paragraph under Limitation on Liens above (creating an exception for Exempted Debt) will be disregarded.

      “Indebtedness” of any person means, without duplication, any indebtedness, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements with respect thereto) or representing the balance deferred and unpaid of the purchase price of any property (including pursuant to Capital Leases), except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such person prepared on a consolidated basis in accordance with GAAP (but does not include contingent liabilities which appear only in a footnote to a balance sheet), and shall also include, to the extent not otherwise included, the guaranty of items which would be included within this definition.

      “Lien” means any lien, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

      “Permitted Liens” means:

•	Liens securing our Indebtedness under the Bank Credit Agreement and any initial or subsequent renewal, extension, refinancing, replacement or refunding thereof;

•	Liens on accounts receivable, merchandise inventory, equipment, and patents, trademarks, trade names and other intangibles, securing our Indebtedness;

•	Liens on any of our assets, any of our Subsidiaries’ assets, or the assets of any Joint Venture to which we or any of our Subsidiaries is a party, created solely to secure obligations incurred to finance the refurbishment, improvement or construction of such asset, which obligations are incurred no later than 24 months after completion of such refurbishment, improvement or construction, and all renewals, extensions, refinancings, replacements or refundings of such obligations;

•	(a) Liens given to secure the payment of the purchase price incurred in connection with the acquisition (including acquisition through merger or consolidation) of property (including shares of stock), including Capital Lease transactions in connection with any such acquisition, and (b) Liens existing on property at the time of acquisition thereof or at the time of acquisition by us or one of our Subsidiaries of any person then owning such property whether or not such existing Liens were given to secure the payment of the purchase price of the property to which they attach; provided that, with respect to clause (a), the Liens shall be given within 24 months after such acquisition and shall attach solely to the property acquired or purchased and any improvements then or thereafter placed thereon;

•	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

•	Liens upon specific items of inventory or other goods and proceeds of any person securing such person’s obligations in respect of bankers’ acceptances issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods;

•	Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

•	Liens on key-man life insurance policies granted to secure our Indebtedness against the cash surrender value thereof;

•	Liens encumbering customary initial deposits and margin deposits and other Liens in the ordinary course of business, in each case securing our Indebtedness under Interest Swap Obligations and Currency Agreements and forward contract, option, futures contracts, futures options or similar agreements or arrangements designed to protect us or any of our Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

•	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by us or any of our Subsidiaries in the ordinary course of business; and

•	Liens in our favor or the favor of any of our Subsidiaries.

      “Subsidiary” of any specified person means any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of that person or a combination thereof.

UNDERWRITING

      Subject to the terms and conditions of the underwriting agreement, the underwriters named below have severally agreed to purchase from us, and we have agreed to sell, the principal amount of notes listed opposite their names below at the public offering price less the underwriting discount set forth on the cover page of this prospectus supplement:

	Principal Amount	Principal Amount	Principal Amount
	of Floating Rate	of 2.50% Notes	of 4.125% Notes
Underwriter	Notes Due 2005	Due 2005	Due 2008

Banc of America Securities LLC	$45,000,000	$60,000,000	$90,000,000
Banc One Capital Markets, Inc.	45,000,000	60,000,000	90,000,000
Barclays Capital Inc.	10,500,000	14,000,000	21,000,000
Deutsche Bank Securities Inc.	10,500,000	14,000,000	21,000,000
J.P. Morgan Securities Inc.	10,500,000	14,000,000	21,000,000
Wachovia Capital Markets, LLC	10,500,000	14,000,000	21,000,000
BNY Capital Markets, Inc.	6,000,000	8,000,000	12,000,000
McDonald Investments Inc.	6,000,000	8,000,000	12,000,000
U.S. Bancorp Piper Jaffray Inc.	6,000,000	8,000,000	12,000,000

Total	$150,000,000	$200,000,000	$300,000,000

      BNY Capital Markets, Inc. is an affiliate of the trustee, The Bank of New York.

      The underwriting agreement provides that the obligations of the several underwriters to purchase the notes offered hereby are subject to certain conditions and that the underwriters will purchase all of the notes offered by this prospectus supplement if any of these notes are purchased.

      We have been advised by the representatives of the underwriters that the underwriters propose to offer the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of 0.150% of the principal amount of the Floating Rate Notes Due 2005, 0.150% of the principal amount of the 2.50% Notes Due 2005 and 0.350% of the principal amount of the 4.125% Notes Due 2008. The underwriters may allow, and such dealers may re-allow, a concession not in excess of 0.100% of the principal amount of the Floating Rate Notes Due 2005, 0.100% of the principal amount of the 2.50% Notes Due 2005 and 0.250% of the principal amount of the 4.125% Notes Due 2008 to certain other dealers. After the initial public offering, representatives of the underwriters may change the offering price and other selling terms.

      We estimate that our share of the total expenses of this offering, excluding the underwriting discount, will be approximately $390,000.

      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

      The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or on any automated dealer quotation system. The underwriters may make a market in the notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

      In connection with the offering of the notes, certain of the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering, creating a short position. In addition, the underwriters may bid for, and purchase, the notes in the open market to cover short positions or to stabilize the price of the notes. Any of these activities may stabilize or maintain the market price of the notes above independent market levels, but no representation is made hereby of the magnitude of any effect that the transactions described above may have on the market price of the notes. The underwriters will not be required to engage in these activities, and may engage in these activities, and may end any of these activities at any time without notice.

      The underwriters and their affiliates have provided and in the future may continue to provide investment banking and other financial services, including the provision of credit facilities, to us in the ordinary course of business for which they have received and will receive customary compensation.

LEGAL MATTERS

      Latham & Watkins LLP, San Francisco, California will issue an opinion about certain legal matters with respect to the notes for Safeway. Sidley Austin Brown & Wood LLP, San Francisco, California will act as counsel for the underwriters.

INCORPORATION BY REFERENCE

      As described in the accompanying prospectus under the caption “Where You Can Find More Information,” we have incorporated by reference into that prospectus specified documents that we have filed or may file with the Commission under the Securities Exchange Act of 1934. However, no document that we have “furnished” or may in the future “furnish” to the Commission pursuant to the Exchange Act shall be incorporated by reference into that prospectus or this prospectus supplement.

Safeway Inc.

Debt Securities and Common Stock

        We may from time to time sell up to $2,000,000,000 aggregate initial offering price of our debt securities, our common stock, par value $0.01 per share, or any combination of our debt securities and our common stock.

      The debt securities that we may issue may consist of debentures, notes or other types of debt. We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

      Our common stock is traded on the New York Stock Exchange under the symbol “SWY”. On July 30, 2002 the last reported sale price for our common stock on the New York Stock Exchange was $27.56 per share.

      Our principal executive offices are located at 5918 Stoneridge Mall Road, Pleasanton, California 94588, and our telephone number is (925) 467-3000.

      These securities have not been approved by the Securities and Exchange Commission or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

July 31, 2002

     We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement. This prospectus and the accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The information contained in this prospectus and the accompanying prospectus supplement is accurate as of the dates on their covers. When we deliver this prospectus or a supplement or make a sale pursuant to this prospectus or a supplement, we are not implying that the information is current as of the date of the delivery or sale.

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $2,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the next heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the Commission. You can inspect and copy these reports, proxy statements and other information at the Commission’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Room. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission (http://www.sec.gov). You can inspect reports and other information we file at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

      We have filed a registration statement and related exhibits with the Commission under the Securities Act of 1933, as amended (the “Securities Act”). The registration statement contains additional information about us, the debt securities and our common stock. You can inspect without charge and copy at prescribed rates the registration statement and exhibits at the Commission’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549.

      The Commission allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the following documents we filed with the Commission pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

•	Annual Report on Form 10-K for the fiscal year ended December 29, 2001 (including information specifically incorporated by reference into our Form 10-K from our 2001 Annual Report to Stockholders and Proxy Statement for our 2002 Annual Meeting of Stockholders);

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended March 23, 2002 and June 15, 2002;

•	Current Reports on Form 8-K filed on June 13, 2002 and July 16, 2002;

•	Description of our common stock contained in our registration statement on Form 8-A dated February 20, 1990, including the amendment on Form 8 dated March 26, 1990; and

•	All documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before we stop offering the securities under this prospectus (other than those portions of such documents described in Item 306 and paragraphs (i), (k) and (l) of Item 402 of Regulation S-K promulgated by the Commission).

      You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Investor Relations

Safeway Inc.
5918 Stoneridge Mall Road
Pleasanton, California 94588
(925) 467-3790

      You should rely only on the information incorporated by reference or provided in this prospectus and any supplement. We have not authorized anyone else to provide you with different information.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus and the documents that we incorporate by reference contain certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such statements relate to, among other things, same store sales, earnings estimates, capital expenditures, acquisitions, share repurchases, improvements in operations, gross margin and costs, shrink reduction efforts, centralization of operations, restructuring and transition charges, the valuation of goodwill and our investments in other companies and debt reductions, and are indicated by words or phrases such as “continuing,” “on-going,” “expects,” “comfortable,” “guidance,” “management believes,” “the Company believes,” “the Company intends,” “we believe,” “we intend” and similar words or phrases. These statements are based on our current plans and expectations and involve risks and uncertainties. The following are among the principal factors that could cause actual results to differ materially from the forward-looking statements: general business and economic conditions in our operating regions, including the rate of inflation, consumer spending levels, population, employment and job growth in our markets; pricing pressures and competitive factors, which could include pricing strategies, store openings and remodels by our competitors; results of our programs to control or reduce costs, improve buying practices and reduce and control shrink, including our ability to implement our programs to centralize buying and merchandising and realize savings from that program and the potential operational effects of implementing that program; results of our programs to increase sales, including private-label sales and our promotional programs; results of our programs to improve capital management; the ability to integrate any companies we acquire and achieve operating improvements at those companies; changes in financial performance of other companies in which we have investments, including GroceryWorks; increases in labor costs and relations with union bargaining units representing our employees or employees of third-party operators of our distribution centers; changes in state or federal legislation, regulation or judicial developments; the cost and stability of power sources; opportunities or acquisitions that we pursue; the availability and timely delivery of perishables and other products; market valuation assumptions and internal projections of future operating results which affect the valuation of goodwill; the rate of return on our pension assets; and the availability and terms of financing. Consequently, actual events and results may vary significantly from those included in or contemplated or implied by such statements.

THE COMPANY

      We are one of the largest food and drug retailers in North America. As of June 15, 2002, we operated 1,792 stores in the Western, Southwestern, Rocky Mountain, Midwestern and Mid-Atlantic regions of the United States and in western Canada. In support of our stores, we have an extensive network of distribution, manufacturing and food processing facilities. We also hold a 49% interest in Casa Ley, S.A. de C.V. which, as of June 15, 2002, operated 99 food and general merchandise stores in western Mexico. In addition, we have a strategic alliance with and a 50% voting interest in GroceryWorks Holdings, Inc., an internet grocer.

      During 2002, we expect to make capital expenditures of approximately $1.9 billion, open 80 new stores, complete approximately 200 remodels and have square footage growth in the range of 4.5% to 5%.

      On July 8, 2002, we announced that our board of directors increased the authorized level of our stock repurchase program to $3.5 billion from the previously announced level of $2.5 billion. From the initiation of the program in 1999 through June 15, 2002, we have repurchased $1.9 billion of our common stock, leaving $1.6 billion available for repurchases. The timing and volume of future repurchases will depend on market conditions.

      In order to enhance the performance of our operations, we intend to continue to focus on three key priorities: (1) increasing sales; (2) controlling costs; and (3) improving capital management.

      Our principal executive offices are located at 5918 Stoneridge Mall Road, Pleasanton, California 94588, and our telephone number is (925) 467-3000.

USE OF PROCEEDS

      Unless we indicate otherwise in the applicable prospectus supplement, we anticipate that any net proceeds will be used for general corporate purposes, including repaying or refinancing bank, commercial paper and other borrowings, and for working capital, capital expenditures and other acquisitions. The factors which we will consider in any refinancing will include the amount and characteristics of any debt securities issued and may include, among others, the impact of such refinancing on our interest coverage, debt-to-capital ratio, liquidity and earnings per share. We will set forth in the prospectus supplement our intended use for the net proceeds received from the sale of any securities sold pursuant to the prospectus supplement. Pending the application of the net proceeds, we expect to reduce indebtedness under our commercial paper program or bank credit agreement.

RATIO OF EARNINGS TO FIXED CHARGES

      Our ratio of earnings to fixed charges for the periods indicated are as follows:

	Fiscal Year

	2001	2000	1999	1998	1997

Ratio of earnings to fixed charges(a)	3.87x	3.63x	3.95x	4.88x	4.10x

(a)	For these ratios, “earnings” represents income before income taxes, extraordinary loss, the cumulative effect of accounting changes, net equity in earnings of unconsolidated affiliates, minority interest in subsidiary and fixed charges (other than capitalized interest). “Fixed charges” represents interest on indebtedness (including capitalized interest) and a share of rental expense which is deemed to be representative of the interest factor.

DESCRIPTION OF DEBT SECURITIES

      This prospectus describes certain general terms and provisions of our debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

      We may offer under this prospectus up to $2,000,000,000 aggregate principal amount of debt securities, or if debt securities are issued at a discount, or in a foreign currency or composite currency, such principal amount as may be sold for an initial public offering price of up to $2,000,000,000. Unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness.

      The debt securities will be issued under an indenture between us and The Bank of New York, as trustee. We have summarized select portions of the indenture below. The summary is not complete. The form of the indenture has been incorporated by reference as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you. In the summary below, we have included references to the section numbers of the indenture so that you can easily locate these provisions. Capitalized terms used in the summary have the meaning specified in the indenture.

      When we refer to “we,” “our” and “us” in this section, we mean Safeway Inc. excluding, unless the context otherwise requires or as otherwise expressly stated, our subsidiaries.

General

      The terms of each series of debt securities will be established by or pursuant to a resolution of our Board of Directors and set forth or determined in the manner provided in an officers’ certificate or by a supplemental indenture. (Section 2.2) The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series (including any pricing supplement).

      We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will set forth in a prospectus supplement (including any pricing supplement) relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities:

•	the title of the debt securities;

•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which we will pay the principal on the debt securities;

•	the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the place or places where principal of, premium and interest on the debt securities will be payable;

•	the terms and conditions upon which we may redeem the debt securities;

•	any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities;

•	the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•	the currency of denomination of the debt securities;

•	the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

•	if payments of principal of, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•	the manner in which the amounts of payment of principal of, premium or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for the debt securities;

•	any addition to or change in the Events of Default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	any other terms of the debt securities, which may modify or delete any provision of the indenture as it applies to that series; and

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities. (Section 2.2)

      In addition, the indenture does not limit our ability to issue convertible or subordinated debt securities. Any conversion or subordination provisions of a particular series of debt securities will be set forth in the officers’ certificate or supplemental indenture related to that series of debt securities and will be described in the relevant prospectus supplement. Such terms may include provisions for conversion, either mandatory, at the option of the holder or at our option, in which case the number of shares of common stock or other securities to be received by the holders of debt securities would be calculated as of a time and in the manner stated in the prospectus supplement.

      We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

      If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

      Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, as Depositary (the “Depositary”), or a nominee (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the heading “Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

      Certificated Debt Securities. You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

      You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

      Global Debt Securities and Book-Entry System. Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary or a nominee of the Depositary.

      The Depositary has indicated it intends to follow the following procedures with respect to book-entry debt securities.

      Ownership of beneficial interests in book-entry debt securities will be limited to persons that have accounts with the Depositary for the related global debt security (“participants”) or persons that may hold interests through participants. Upon the issuance of a global debt security, the Depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the book-entry debt securities represented by such global debt security beneficially owned by such participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the book-entry debt securities. Ownership of book-entry debt securities will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depositary for the related global debt security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to own, transfer or pledge beneficial interests in book-entry debt securities.

      So long as the Depositary for a global debt security, or its nominee, is the registered owner of that global debt security, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the book-entry debt securities represented by such global debt security for all purposes under the indenture. Except as described below, beneficial owners of book-entry debt securities will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing securities and will not be considered the owners or holders of those securities under the indenture. Accordingly, each person beneficially owning book-entry debt securities must rely on the procedures of the Depositary for the related global debt security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture.

      We understand, however, that under existing industry practice, the Depositary will authorize the persons on whose behalf it holds a global debt security to exercise certain rights of holders of debt securities, and the indenture provides that we, the trustee and our respective agents will treat as the holder of a debt security the persons specified in a written statement of the Depositary with respect to that global debt security for purposes of obtaining any consents or directions required to be given by holders of the debt securities pursuant to the indenture. (Section 2.14.6)

      We will make payments of principal of, and premium and interest on book-entry debt securities to the Depositary or its nominee, as the case may be, as the registered holder of the related global debt security. (Section 2.14.5) Safeway, the trustee and any other agent of ours or agent of the trustee will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

      We expect that the Depositary, upon receipt of any payment of principal of, premium or interest on a global debt security, will immediately credit participants’ accounts with payments in amounts proportionate to the respective amounts of book-entry debt securities held by each participant as shown on the records of such Depositary. We also expect that payments by participants to owners of beneficial interests in book-entry debt securities held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

      We will issue certificated debt securities in exchange for each global debt security if the Depositary is at any time unwilling or unable to continue as Depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor Depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days. In addition, we may at any time and in our sole discretion determine not to have the book-entry debt securities of any series represented by one or more global debt securities and, in that event, will issue certificated debt securities in exchange for the global debt securities of that series. Global debt securities will also be exchangeable by the holders for certificated debt securities if an Event of Default with respect to the book-entry debt securities represented by those global debt securities has occurred and is continuing. Any certificated debt securities issued in exchange for a global debt security will be registered in such name or names as the Depositary shall instruct the trustee. We expect that such instructions will be based upon directions received by the Depositary from participants with respect to ownership of book-entry debt securities relating to such global debt security.

      We have obtained the foregoing information concerning the Depositary and the Depositary’s book-entry system from sources we believe to be reliable, but we take no responsibility for the accuracy of this information.

No Protection In the Event of a Change of Control

      Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of debt securities.

Covenants

      We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.

Consolidation, Merger and Sale of Assets

      We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person (a “successor person”) unless:

•	we are the surviving corporation or the successor person (if other than Safeway) is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture;

•	immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have occurred and be continuing under the indenture; and

•	certain other conditions are met. (Section 5.1)

Events of Default

      “Event of Default” means with respect to any series of debt securities, any of the following:

•	default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal of or premium on any debt security of that series when due and payable;

•	default in the deposit of any sinking fund payment, when and as due in respect of any debt security of that series;

•	default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than a majority in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain events of bankruptcy, insolvency or reorganization of Safeway; and

•	any other Event of Default provided with respect to debt securities of that series that is described in the applicable prospectus supplement accompanying this prospectus.

      No Event of Default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of debt securities. (Section 6.1) The occurrence of an Event of Default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain Events of Default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

      If an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than a majority in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all Events of Default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. (Section 6.2) We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.

      The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities, unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. (Section 7.1(e)) Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (Section 6.12)

      No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing Event of Default with respect to debt securities of that series; and

•	the holders of at least a majority in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days. (Section 6.7)

      Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment. (Section 6.8)

      The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. (Section 4.3) The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any Default or Event of Default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities. (Section 7.5)

Modification and Waiver

      We may modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	reduce the amount of debt securities whose holders must consent to an amendment or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•	reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•	waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security;

•	make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

•	waive a redemption payment with respect to any debt security. (Section 9.3)

      Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. (Section 9.2) The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series or in respect of a covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration. (Section 6.13)

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

      Legal Defeasance. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. Government Obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, Foreign Government Obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

      This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred. (Section 8.3)

      Defeasance of Certain Covenants. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•	we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

•	any omission to comply with those covenants will not constitute a Default or an Event of Default with respect to the debt securities of that series (“covenant defeasance”).

      The conditions include:

•	depositing with the trustee money and/or U.S. Government Obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, Foreign Government Obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•	delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred. (Section 8.4)

      Covenant Defeasance and Events of Default. In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any Event of Default, the amount of money and/or U.S. Government Obligations or Foreign Government Obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the Event of Default. However, we shall remain liable for those payments.

      “Foreign Government Obligations” means, with respect to debt securities of any series that are denominated in a currency other than U.S. Dollars:

•	direct obligations of the government that issued or caused to be issued such currency for the payment of which obligations its full faith and credit is pledged which are not callable or redeemable at the option of the issuer thereof; or

•	obligations of a person controlled or supervised by or acting as an agency or instrumentality of that government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by that government which are not callable or redeemable at the option of the issuer thereof.

Governing Law

      The indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York. (Section 10.10)

PLAN OF DISTRIBUTION

      We may sell the securities to one or more underwriters for public offering and sale by them and may also sell the securities to investors directly or through agents. We will name any underwriter or agent involved in the offer and sale of securities in the applicable prospectus supplement. We have reserved the right to sell or exchange securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so.

      We may distribute the securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

      We may also, from time to time, authorize dealers, acting as our agents, to offer and sell securities upon the terms and conditions set forth in the applicable prospectus supplement. In connection with the sale of securities, we, or the purchasers of securities for whom the underwriters may act as agents, may compensate underwriters in the form of underwriting discounts or commissions. Underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.

      We will describe in the applicable prospectus supplement any compensation we pay to underwriters or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Dealers and agents participating in the distribution of securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against certain civil liabilities, including liabilities under the Securities Act, and to reimburse these persons for certain expenses.

      To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

      Certain of the underwriters, dealers or agents and their associates may engage in transactions with and perform services for us in the ordinary course of our business.

LEGAL MATTERS

      Latham & Watkins, San Francisco, California, will issue an opinion about certain legal matters with respect to the securities for Safeway. Any underwriters will be advised about the other issues relating to any offering by their own legal counsel.

EXPERTS

      The financial statements incorporated in this registration statement by reference from the Company’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

$650,000,000

Safeway Inc.

$150,000,000 Floating Rate Notes Due 2005

$200,000,000 2.5% Notes Due 2005
$300,000,000 4.125% Notes Due 2008

PROSPECTUS SUPPLEMENT

October 24, 2003

Joint Book-Running Managers

Banc of America Securities LLC	Banc One Capital Markets, Inc.

Barclays Capital

Deutsche Bank Securities

JPMorgan

Wachovia Securities

BNY Capital Markets, Inc.

McDonald Investments Inc.

U.S. Bancorp Piper Jaffray